Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-258013) pertaining to the Newmark 401(k) Plan of our report dated June 27, 2023, with respect to the financial statements and schedules of the Newmark 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York
June 27, 2023